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                                                                      EXHIBIT 10

[THE SECURITY BENEFIT GROUP OF COMPANIES LETTERHEAD]


November 20, 1995


Security Ultra Fund
700 SW Harrison Street
Topeka, KS 66636-0001




Dear Sir/Madam:

I refer to the registration statement, File No. 2-32791, of Security Ultra Fund, a Kansas corporation, hereinafter referred to as the "Company," being filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 the shares of the Company.

I have examined the Articles of Incorporation and the bylaws of the Company, minutes of the applicable meetings of the Board of Directors and stockholders of the Company, and other corporate records, applicable certificates of public officials, and other documents I have deemed relevant.

Based upon the foregoing, it is my opinion that:

(1) The Company is duly organized, existing and in good standing under the laws of the State of Kansas.

(2) The Company has authorization to sell 1 billion shares of capital stock of the par value of $0.50 per share pursuant to an indefinite registration of such shares made effective May 19, 1983.

(3) All necessary corporate actions have been taken to authorize the sale by the Company, for the consideration set forth in the registration statement, and, upon the sale by the Company of those shares, they will be duly issued, fully paid and nonassessable.

Very truly yours,

Amy J. Lee

Amy J. Lee
Associate Counsel
Security Benefit Life Insurance Company